Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-180342

Final Term Sheet

Senior Unsecured Floating Rate Notes due 2016

Issuer:	Ford Motor Credit Company LLC

Trade Date:	May 6, 2013

Settlement Date:	May 9, 2013 (T+3)

Maturity:	May 9, 2016

Size:	$500,000,000

Price to Public:	100%

Dealer’s Commission:	0.25%

All-in Price:	99.75%

Net Proceeds (Before Expenses) to Issuer:	$498,750,000

Interest Rate Basis (Benchmark):	3-month USD LIBOR

Interest Currency:	US Dollars

Spread:	+125 basis points

Index Maturity:	Three months

Interest Rate Calculation:	USD LIBOR determined on Interest Determination Date plus the Spread

Initial Interest Rate:	3-month USD LIBOR as of two London Business Days prior to the Original Issue Date plus the Spread

Interest Reset Periods and Dates:	Quarterly on the 9th of February, May, August and November of each year prior to the Maturity Date, commencing August 9th, 2013

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Interest Payment Dates:	Interest will be paid quarterly on the 9th of February, May, August and November of each year, commencing August 9th, 2013 and ending on the Maturity Date

Interest Payment Date Convention:	Modified, Following Adjusted

Day Count Convention:	Actual/360

Denominations:	Minimum denominations of $200,000 with increments of $1,000 thereafter

Joint Book-Running Managers:	BNP Paribas Securities Corp. Credit Agricole Securities (USA) Inc. Credit Suisse Securities (USA) LLC Goldman, Sachs & Co.

Co-Managers:	Banco Bradesco BBI S.A. Commerz Markets LLC Lloyds Securities Inc.

CUSIP/ISIN:	345397 WH2 / US345397WH21

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling BNP Paribas Securities Corp., toll free at 1-800-854-5674; Credit Agricole Securities (USA) Inc., toll free at 1-866-807-6030; Credit Suisse Securities (USA) LLC, toll free at 1-800-221-1037; and Goldman, Sachs & Co., toll-free at 1-866-471-2526.